Exhibit 99.1

               Team, Inc. Reports Record Fiscal Year 2006 Results

     ALVIN, Texas--(BUSINESS WIRE)--Aug. 7, 2006--Team, Inc., (AMEX:TMI) today reported net income of $4.0 million ($0.42 per diluted share) and $10.6 million ($1.16 per diluted share) for its fourth quarter and full fiscal year ending May 31, 2006, respectively. Net income from continuing operations increased 133% and 148%, respectively, from the corresponding fourth quarter and full year 2005.
     "I am proud to report that fiscal year 2006 was a record year for Team. The fundamentals and outlook remain strong and we expect continued profit growth going forward," said Phil Hawk, Team's Chairman and CEO.

     Overall Fiscal Year 2006 Results

     Operating income for the fourth quarter and full fiscal year was $7.8 million and $21.4 million, respectively. Operating profit margins (operating income as a percent of revenue) for the quarter and full year were 10 percent and 8 percent, respectively, up substantially from corresponding prior year periods. The operating leverage achieved on incremental sales growth (defined as operating income growth as a percentage of revenue growth) was 30 percent and 18 percent for the quarter and full year, respectively.
     Due to strong operating results and improvement in accounts receivable days outstanding, the company reduced overall debt by $10 million in the fourth quarter. The overall gross debt-to-EBITDA ratio (as defined by our credit agreement) at the end of the fiscal year was about 1.7 to 1.
     Team reported continued strong revenue and profit growth across both divisions, all service lines, and nearly all geographic areas during both the fourth quarter and full year. For the fourth quarter, Team's Industrial Services segment revenues were $76.0 million, up 20 percent from the prior year quarter. Segment operating income was $11.2 million, up 51 percent. Operating profit percentage for the segment was 15 percent versus 12 percent for last year's fourth quarter. For the full fiscal year, segment revenues were $260 million, segment operating profit was $32.5 million, and the operating income percentage was 12 percent versus 10 percent last year. "We are pleased with the overall level of performance of our industrial services business. Our revenue growth, continuing business development successes, and ability to increase operating profit margins are noteworthy. We expect continued margin improvement in the coming year with our continued focus on operations execution, particularly with a few underperforming branch locations in the TCM Division," reported Phil Hawk.
     Revenues for the TMS Division (Team's mechanical service lines of leak repair, hot tapping, fugitive emissions monitoring, field machining, technical bolting and field valve repair) for the quarter were $34.7 million, up 28 percent from the prior year. This growth reflected broad-based domestic growth, significant service activities related to hurricane repairs on the Gulf Coast, and outstanding growth in Canada. For the fiscal year, TMS revenues were $117 million, up 24 percent. Gross margins for the division were 44 percent and 40 percent for the quarter and for the fiscal year, respectively, reflecting strong operational performance and execution.
     TCM Division (Team's NDE inspection and field heat treating service lines) revenues for the quarter were $41.2 million, up 15 percent from the prior year quarter. For the fiscal year, TCM revenues were $143 million, up 44 percent. TCM gross margins for the quarter and year were about 30 percent which is comparable to the prior year and three to four percentage points below long-term expectations for the division. "Margin improvement within the TCM Division is a priority. While not reflected in our FY06 results, we remain confident that the initiatives now underway will lead to improved margins in FY07 and beyond," said Hawk.
     The business outlook for FY07 continues to be very attractive. Team continues to gain market share across all its service lines, as a result of its service capabilities combined with the continuing customer trend toward multi-service, multi-location procurement arrangements that favor larger industry providers like Team. In addition, continued hurricane repair work and a significant number of refining expansion projects, driven by the robust refining margins, are increasing overall market demand for at least the next year or so.

     Business Outlook/Guidance for Fiscal Year 2007

     Based on an assumption of 10% organic revenue growth, the company expects its net income before accounting for FAS 123R stock option expenses to be $1.50 to $1.65 per diluted share, an increase of approximately 30 to 40 percent from FY06. Consistent with its past practices, the company is not providing specific guidance for individual quarters due to the inability to accurately project the timing of specific service opportunities. The seasonality of results during FY2007 is expected to be similar to FY2006. The company will confirm or update its annual guidance at least quarterly.
     Effective with the first quarter of fiscal 2007, the Company will be required to adopt the provisions of SFAS 123(R) "Share-Based Payment". Under this standard, the cost of employee services received in exchange for equity instruments, including employee stock options, will be measured on the grant-date of those instruments. That cost will be recognized as compensation expense over the service period, which would normally be the vesting period. The net impact of implementing FAS 123(R) will be non-cash option expenses of approximately $1.5 to $2.0 million for fiscal 2007 ($0.15 to $0.20 per share). That amount includes the cost associated with outstanding options at May 31, 2006 plus expected new grants of options for 2007. Nearly all previously granted options are Incentive Stock Options whose value will not be tax effected under FAS 123R accounting guidelines. Prospectively, the company intends to modify its stock option plans and shift toward granting non-qualified options, the expense for which will be net of tax.

     Earnings Conference Call

     In connection with this earnings release, the Company will hold its quarterly conference call on Monday, August 7, 2006 at 1:30 p.m. Central Time (2:30 p.m. Eastern). The call will be broadcast over the Web and can be accessed on Team's Website, www.teamindustrialservices.com. Individuals wishing to participate in the conference call by phone can call 1-877-318-5455, conference code 7679052.

     About Team, Inc.

     Team, Inc. is a professional, full-service provider of specialty industrial services. Team's current industrial service offering encompasses on-stream leak repair, hot tapping, fugitive emissions monitoring, field machining, technical bolting, field valve repair, NDE inspection and field heat treating. All these services are required in maintaining high temperature, high pressure piping systems and vessels utilized extensively in the refining, petrochemical, power, pipeline, and other heavy industries. Team's inspection services also serve the aerospace and automotive industries. Headquartered in Alvin, Texas, the Company operates in over 50 customer service locations throughout the United States. The Company also serves the international market through both its own international subsidiaries as well as through licensed arrangements in 14 countries. Team, Inc. common stock is traded on the American Stock Exchange under the ticker symbol "TMI".
     Certain forward-looking information contained herein is being provided in accordance with the provisions of the Private Securities Litigation Reform Act. Such information is subject to certain assumptions and beliefs based on current information known to the Company and is subject to factors that could result in actual results differing materially from those anticipated in the forward-looking statements contained herein. Such factors include domestic and international economic activity, interest rates, and market conditions for the Company's customers, regulatory changes and legal proceedings, and the Company's successful implementation of its internal operating plans. Accordingly, there can be no assurance that the forward-looking statements contained herein will occur or that objectives will be achieved.


                     TEAM, INC. AND SUBSIDIARIES
                     SUMMARY OF OPERATING RESULTS

                    Three Months Ended         Twelve Months Ended
                          May 31,                    May 31,
                 ------------------------- ---------------------------
                    2006         2005          2006          2005
                 ------------ ------------ ------------- -------------

Revenues         $76,010,000  $63,199,000  $259,838,000  $193,035,000
Operating
 expenses         48,614,000   42,058,000   170,709,000   128,237,000
                 ------------ ------------ ------------- -------------
Gross Margin      27,396,000   21,141,000    89,129,000    64,798,000

Selling, general
 and
 administrative
 expenses         19,395,000   17,106,000    67,517,000    54,963,000
Non-cash G&A
 compensation
 cost                226,000       55,000       235,000       287,000
                 ------------ ------------ ------------- -------------
Operating
 income--
 continuing
 operations        7,775,000    3,980,000    21,377,000     9,548,000

Interest expense,
 net               1,130,000      796,000     3,992,000     2,306,000
                 ------------ ------------ ------------- -------------
Earnings from
 continuing
 operations
 before income
 taxes             6,645,000    3,184,000    17,385,000     7,242,000
Provision for
 income taxes      2,642,000    1,467,000     6,755,000     2,958,000
                 ------------ ------------ ------------- -------------
Income from
 continuing
 operations        4,003,000    1,717,000    10,630,000     4,284,000
                 ------------ ------------ ------------- -------------

Discontinued
 operations:
  Income (loss)
   from
   operations of
   discontinued
   segment                 -      145,000       (78,000)      818,000
  Gain on sale of
   segment                 -            -     1,494,000             -
                 ------------ ------------ ------------- -------------
    Earnings from
     discontinued
     operations
     before
     income taxes          -      145,000     1,416,000       818,000
  Provision for
   income taxes            -       67,000     1,410,000       314,000
                 ------------ ------------ ------------- -------------
    Income (loss)
     from
     discontinued
     operations            -       78,000         6,000       504,000
                 ------------ ------------ ------------- -------------

Net income        $4,003,000   $1,795,000   $10,636,000    $4,788,000
                 ============ ============ ============= =============

Earnings per
 common share:

  Continuing
   operations
    Basic              $0.47        $0.21         $1.26         $0.53
                 ============ ============ ============= =============
    Diluted            $0.42        $0.19         $1.16         $0.48
                 ============ ============ ============= =============

  Discontinued
   operations
    Basic                 $-        $0.01            $-         $0.06
                 ============ ============ ============= =============
    Diluted               $-        $0.01            $-         $0.05
                 ============ ============ ============= =============

  Net income
    Basic              $0.47        $0.22         $1.26         $0.59
                 ============ ============ ============= =============
    Diluted            $0.42        $0.20         $1.16         $0.53
                 ============ ============ ============= =============

Weighted average
 number of shares
 outstanding:
    Basic          8,578,000    8,217,000     8,413,000     8,140,000
                 ============ ============ ============= =============
    Diluted        9,478,000    9,085,000     9,199,000     8,982,000
                 ============ ============ ============= =============

Revenues
 comprised of:
    TMS          $34,764,000  $27,206,000  $116,605,000   $93,767,000
    TCM           41,246,000   35,993,000   143,233,000    99,268,000
                 ------------ ------------ ------------- -------------
                 $76,010,000  $63,199,000  $259,838,000  $193,035,000
                 ============ ============ ============= =============

Operating
 income--
 continuing
 operations
 comprised of:
  Industrial
   Services      $11,243,000   $7,464,000   $32,467,000   $19,285,000
  Corporate costs (3,468,000)  (3,484,000)  (11,090,000)   (9,737,000)
                 ------------ ------------ ------------- -------------
                  $7,775,000   $3,980,000   $21,377,000    $9,548,000
                 ============ ============ ============= =============


                      TEAM, INC. AND SUBSIDIARIES
            SUMMARY CONSOLIDATED BALANCE SHEET INFORMATION
                         MAY 31, 2006 AND 2005

                                           May 31,         May 31
                                            2006            2005
                                        -------------- --------------

Cash                                       $2,578,000     $3,993,000

Accounts Receivable                       $68,752,000    $59,364,000

Other current Assets                      $13,501,000    $12,168,000

Current assets of discontinued
 operations                                        $-     $5,486,000

                                        -------------- --------------
    Current assets                        $84,831,000    $81,011,000

Net property, plant and equipment         $26,448,000    $24,378,000

Non current assets of discontinued
 operations                                        $-     $7,883,000

Other non-current assets                  $28,692,000    $30,054,000

                                        -------------- --------------
    Total assets                         $139,971,000   $143,326,000
                                        ============== ==============

Current maturities of long-term debt       $5,899,000     $3,835,000

Accounts payable and other current
 liabilities                              $29,713,000    $26,806,000

Current liabilities of discontinued
 operations                                        $-     $1,281,000

                                        -------------- --------------
    Total current liabilities             $35,612,000    $31,922,000

Long term debt                            $39,804,000    $59,907,000

Other non-current liabilities and taxes      $670,000     $2,555,000

Stockholders' equity                      $63,885,000    $48,942,000

                                        -------------- --------------
Total liabilities and stockholders'
 equity                                  $139,971,000   $143,326,000
                                        ============== ==============


     CONTACT: Team, Inc., Houston
              Ted W. Owen, 281-331-6154